                                                                     EXHIBIT 2.8
                                                                     -----------

                                   [Form of]

                                OPTION AGREEMENT


          Option Agreement (this "Agreement"), dated as of       , 1996, by and
between Tele-Communications, Inc., a Delaware corporation ("TCI"), and TCI Satellite Entertainment, Inc., a Delaware corporation ("TCISE").

                                    RECITALS

          A. TCI owns all the issued and outstanding capital stock of TCISE ("TCISE Stock"). TCI intends to distribute (the "Distribution") the TCISE Stock to the holders of its Tele-Communications, Inc. Series A TCI Group Common Stock ("TCI Series A Stock") and Tele-Communications Inc. Series B TCI Group Common Stock. As a result of the Distribution, TCISE will cease to be a subsidiary of TCI, and TCI and TCISE will be separate public companies.

          B. As a result of the Distribution, the conversion rights of the TCI Series D Convertible Preferred Stock ("TCI Preferred Stock") will be adjusted so that holders of TCI Preferred Stock will receive on conversion, in addition to shares of TCI Series A Stock, the same number of shares of Series A Common Stock, par value $1.00 per share, of TCISE ("TCISE Series A Stock") that they would have received had they converted their TCI Preferred Stock to TCI Series A Stock (and Tele-Communications, Inc. Series A Liberty Media Group Common Stock) prior to the Distribution.

          D. As a result of the Distribution, either (x) the conversion rate for the Convertible Notes due December 12, 2021 of TCI UA, Inc. ("Convertible Notes") will be adjusted so that the conversion price will be reduced (and the number of shares of TCI Series A Stock issuable upon conversion increased) or
(y) the conversion rights of the Convertible Notes will be adjusted so that holders of Convertible Notes will be entitled to receive on conversion shares of TCISE Series A Stock in addition to shares of TCI Series A Stock.

          E. This Agreement sets forth the terms and conditions on which, from time to time, TCI shall have the right to purchase from TCISE and TCISE shall have the obligation to sell to TCI up to 4,761,599 shares of TCISE Series A Stock in such amounts as may be required from time to time to satisfy TCI's obligations following the Distribution under the TCI Preferred Stock and the Convertible Notes.

          NOW, THEREFORE, in consideration of the mutual covenants contained in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
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Section 1   Option Grant.

            TCISE hereby grants to TCI an option to purchase, from time to time, in accordance with the terms and conditions set forth herein, up to 4,761,599 shares of TCISE Series A Stock at a purchase price of $1.00 per share, in such amounts as may be required to satisfy TCI's obligations following the Distribution under the TCI Preferred Stock and the Convertible Notes. Such option may be exercised by TCI, in whole or in part, at any time, and from time to time.

Section 2   Call Rights.

            Immediately upon notice to TCI by a securityholder of TCI that such securityholder is exercising a conversion privilege of the TCI Preferred Stock or the Convertible Notes (an "Exercise Notice"), TCI shall have the right, exercisable upon written notice (a "Call Notice") thereof, given at any time within ten business days after receipt of such Exercise Notice, to require TCISE to sell to TCI, at a purchase price of $1.00 per share, that number of shares of TCISE Series A Stock, as are issuable upon such exercise, as indicated in such Exercise Notice.

Section 3   Call Notices.

            (a) Notice.  A Call Notice shall state the number of shares of TCISE
                ------
Series A Stock to be purchased pursuant to Section 2 above, the date upon which the sale of such shares shall take place (which shall be at least three and not more than five business days after the date of such Call Notice) and the name or names of the persons to whom such shares are to be issued. TCI shall attach to each Call Notice a copy of the Exercise Notice to which such Call Notice relates.

            (b) Designees.  TCI may require the shares purchased by it hereunder
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to be issued in either TCI's name or in the name of its designee.  If TCI requests any shares to be issued in the name of TCI's designee, such designee shall be the securityholder named in the Exercise Notice(s) to which the Call Notice relating to such shares relates.

Section 4   Representations and Warranties.

            (a) TCI.  TCI represents and warrants that it shall give a Call
                ---
Notice and purchase shares under this Agreement only in such amounts and at such times as required by the conversion of any shares of TCI Preferred Stock or of any Convertible Notes.

            (b) TCISE.  TCISE represents and warrants that:
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                (i) all the shares of TCISE Series A Stock sold pursuant to this
            Agreement shall be duly and validly authorized by TCISE and, upon the issuance and delivery of such shares against payment therefor by TCI, such shares will be duly and validly issued and fully paid and non-assessable; and
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                (ii) all the shares of TCISE Series A Stock sold pursuant to this Agreement are, or at the time of issuance will be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or are, or at the time of issuance will be, exempt from such registration pursuant to Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Act.

Section 5   Miscellaneous.

            (a) Successors and Assigns. This Agreement and the rights, interests
                ----------------------
or obligations hereunder shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any assignment or delegation in contravention of this Agreement shall be void and shall not relieve the assigning or delegating party of any obligation hereunder. Subject to the foregoing provisions of this Section 5(a), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

            (b)  Counterparts. This Agreement may be executed in counterparts,
                 ------------
each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

            (c) Notices.  All notices and other communications required or
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permitted to be given by any provision of this Agreement shall be in writing and sent, for same day delivery, by hand or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other address or number as may be specified from time to time by like notice to the parties:

                (i)   If to TCI:

                      Tele-Communications, Inc.
                      5619 DTC Parkway
                      Englewood, CO 80111-3000
                      Facsimile:  (303) 488-3245
                      Attention:   General Counsel
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                (ii)  If to TCISE:

                      TCI Satellite Entertainment, Inc.
                      8085 South Chester #300
                      Englewood, CO 80112
                      Facsimile:  (303) 712-4974
                      Attention: Corporate Counsel


            (d)  Headings.  The section headings used in this Agreement are for
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reference purposes only and shall not affect the meaning or interpretation of any term or provision of this Agreement.

            (e) Entire Agreement; No Third-Party Beneficiaries.  This Agreement
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(i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between TCI and TCISE with respect to the subject matter of this Agreement, and (ii) is not intended to confer any rights or remedies upon any person other than the parties hereto and their successors and permitted assigns.

Dated: __________, 1996


                                              TELE-COMMUNICATIONS, INC.



                                              By:____________________________
                                                 Name:
                                                 Title:


                                              TCI SATELLITE ENTERTAINMENT, INC.



                                              By:____________________________
                                                 Name:
                                                 Title: